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                                                                 EXHIBIT 2(a)(i)

                              CERTIFICATE OF TRUST

                                       OF

                     WILMINGTON LOW VOLATILITY FUND OF FUNDS

                           A Delaware Statutory Trust

         This Certificate of Trust of Wilmington Low Volatility Fund of Funds (the "Trust"), dated as of this 13th day of August, 2003 is being duly executed and filed, in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C. Section 3801 et seq.) (the "Act") and sets forth the following:

         1. NAME. The name of the Trust is Wilmington Low Volatility Fund of Funds.

         2. REGISTERED OFFICE AND REGISTERED AGENT: The Trust will become, prior to the issuance of shares of beneficial interest, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  a. REGISTERED OFFICE. The registered office of the Trust in Delaware is 1100 North Market Street, Wilmington, Delaware 19890.

                  b. REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is Robert J. Christian, 1100 North Market Street, Wilmington, Delaware 19890.

The above registered agent for service of process, Robert J. Christian, is a trustee of the Trust, and his business address is the same address that is referenced above for the registered office and registered agent of the Trust.

         3. LIMITATION OF LIABILITY. Pursuant to Section 3804(a) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, established pursuant to the terms of the Agreement and Declaration of Trust of the Trust, shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series thereof.

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         IN WITNESS WHEREOF, the Trustee named below does hereby execute this
Certificate of Trust as of the date first-above written.

                                    /s/ Eric Brucker
                                    ------------------------
                                    Eric Brucker


                                    /s/ Robert J. Christian
                                    -------------------------
                                    Robert J. Christian


                                    /s/ Nicholas A. Giordano
                                    -------------------------
                                    Nicholas A. Giordano


                                    /s/ Mark A. Sargent
                                    -------------------------
                                    Mark A. Sargent